United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                  Commission File Number             0-25680
                                             .........................

                          WaveRider Communications Inc.
.................................................................................
             (Exact name of registrant as specified in its charter)

                          255 Consumers Road, Suite 500
                            Toronto, Ontario M2J 1R4
                                     Canada
                                 (416) 502-3200
.................................................................................
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  (1) Common Stock, par value $0.001 per share
                       (2) Common Stock purchase warrants
.................................................................................
            (Title of each class of securities covered by this Form)

                                      None
.................................................................................
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)    [  ]
             Rule 12g-4(a)(1)(ii)    [  ]        Rule 12h-3(b)(2)(i)     [  ]
             Rule 12g-4(a)(2)(i)     [  ]        Rule 12h-3(b)(2)(ii)    [  ]
             Rule 12g-4(a)(2)(ii)    [  ]        Rule 15d-6              [  ]
             Rule 12h-3(b)(1)(i)     [X]

         Approximate number of holders of record as of the certification or notice date: [One]
              ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, WaveRider Communications, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    March 31, 2006                     WaveRider Communications Inc.

                                             /s/ Charles W. Brown
                                            -------------------------------
                                            By:  Charles W. Brown
                                            Chief Executive Officer